Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Mike Salop 310-252-2703 Mike.Salop@mattel.com

MATTEL REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

Second Quarter Highlights

•	Worldwide net sales up 8 percent;

•	Domestic gross sales up 5 percent and international gross sales up 12 percent;

•	Worldwide gross sales for core brands: Barbie® down 1 percent; Hot Wheels® down 7 percent; Core Fisher-Price® up 10 percent and American Girl® brands up 5 percent;

•	Gross margin decreased 10 basis points of net sales; SG&A decreased 220 basis points of net sales;

•	Operating income was $49.9 million compared to operating income of $28.5 million in the second quarter of 2005;

•	Net income was $37.4 million (includes a tax benefit of $6.2 million) compared to a net loss of $94.0 million in the second quarter of 2005 (which included incremental tax expense of $112.9 million associated with the repatriation of foreign earnings in 2005 under the American Jobs Creation Act (AJCA)); and

•	Earnings per share of $0.10 (includes a tax benefit of $0.02) vs. prior year’s loss per share of $0.23 (included AJCA-related tax expense of $0.28 per share).

EL SEGUNDO, Calif., July 17, 2006 – Mattel, Inc. (NYSE: MAT) today reported 2006 second quarter financial results. For the quarter, the company reported net income of $37.4 million, or $0.10 per share, compared to last year’s second quarter net loss of $94.0 million, or $0.23 per share. Net income for the quarter was positively impacted by tax benefits of approximately $6.2 million, or $0.02 per share, primarily relating to an audit settlement with a state tax authority. Last year’s net loss was significantly impacted by incremental tax expense of $112.9 million, or $0.28 per share, resulting from the company’s decision to repatriate $2.4 billion in unremitted foreign earnings under AJCA.

“We are pleased with our second quarter results. As expected, we benefited from our summer entertainment toy lines based on the CARS and Superman™ movies, as well as the newest American Girl Place in Los Angeles,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “We also experienced the second consecutive quarter of growth in the U.S.

for the Barbie brand. While I am pleased with Barbie’s progress thus far, we are still in the process of implementing a variety of enhancements for the brand over the next year.”

Financial Overview

For the quarter, net sales were $957.7 million, up 8 percent compared to $886.8 million last year, with no impact from changes in currency exchange rates. On a regional basis, second quarter gross sales increased 5 percent in the U.S., and were up 12 percent in international markets, including favorable changes in currency exchange rates of 1 percentage point. Operating income for the quarter of $49.9 million increased from $28.5 million in 2005 primarily due to the growth in net sales.

The company’s debt-to-total-capital ratio was 31.1 percent. In the quarter, the company issued $300 million of senior notes. Due to the normal seasonality of the business, the company’s cash and equivalents declined by approximately $373 million during the six months ended June 30, 2006, compared with a decline of approximately $795 million in the prior year period. During the second quarter, the company repurchased 9.4 million shares of its common stock at a cost of $153.3 million.

Sales by Business Unit

Mattel Girls and Boys Brands

For the second quarter, worldwide gross sales for the Mattel Girls and Boys Brands business unit were $609.6 million, up 8 percent versus a year ago. Worldwide gross sales for the Barbie® brand were down 1 percent. Worldwide gross sales for Other Girls Brands were down 1 percent, despite continued growth from the Pixel Chix™ and Polly Pocket!™ toy lines. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were down 6 percent. Worldwide gross sales for the Entertainment business, which includes Games and Puzzles, were up 38 percent for the quarter primarily due to the launch of the CARS and Superman™ toy lines.

Fisher-Price Brands

Second quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price®, Little People®, Rescue Heroes® and Power Wheels® brands, were $365.7 million, or up 8 percent versus the prior year. This reflects strong growth in Core Fisher-Price® and the Power Wheels® brand worldwide, as well as strong growth in Fisher-Price® Friends in international markets.

American Girl Brands

Second quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products direct to consumers, were $61.6 million, up 5 percent versus last year primarily due to sales from the third American Girl Place store, which opened in Los Angeles in April 2006.

Live Webcast

Mattel will webcast its 2006 second quarter earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Tuesday, July 18th at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 6244535.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 26,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains a forward-looking statement about enhancements for the Barbie brand over the next year. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2006		2005		Yr / Yr % Change	2006		2005		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$957.7		$886.8		8%	$1,751.0		$1,669.9		5%
Cost of sales	541.6	56.5%	500.0	56.4%	8%	1,002.9	57.3%	939.1	56.2%	7%

Gross Profit	416.1	43.5%	386.8	43.6%	8%	748.1	42.7%	730.8	43.8%	2%
Advertising and promotion expenses	100.6	10.5%	93.1	10.5%	8%	189.4	10.8%	180.8	10.8%	5%
Other selling and administrative expenses	265.6	27.7%	265.2	29.9%	0%	540.8	30.9%	516.0	30.9%	5%

Operating Income	49.9	5.2%	28.5	3.2%	75%	17.9	1.0%	34.0	2.0%	-47%
Interest expense	16.1	1.7%	19.6	2.2%	-18%	31.3	1.8%	37.2	2.2%	-16%
Interest (income)	(6.4)	-0.7%	(12.4)	-1.4%	-48%	(15.3)	-0.9%	(24.5)	-1.5%	-38%
Other non-operating (income), net	(2.2)		(4.7)			(4.0)		(13.6)

Income Before Income Taxes	42.4	4.4%	26.0	2.9%	63%	5.9	0.3%	34.9	2.1%	-83%
Provision (benefit) for income taxes	5.0		120.0			(61.7)		122.4

Net Income (Loss)	$37.4	3.9%	$(94.0)	-10.6%	-140%	$67.6	3.9%	$(87.5)	-5.2%	-177%

EPS—Basic	$0.10		$(0.23)			$0.17		$(0.21)

Average Number of Common Shares Outstanding—Basic	386.2		409.8			387.5		412.9

EPS—Diluted	$0.10		$(0.23)			$0.17		$(0.21)

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	388.8		409.8			390.0		412.9

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except percentage information)	2006	2005	2006	2005
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$609.6	$563.8	$1,102.8	$1,078.2
% Change	8%	10%	2%	3%
Pos./(Neg.) Impact of Currency (in % pts)	0	3	-1	2

Fisher-Price Brands	365.7	337.3	673.0	601.7
% Change	8%	7%	12%	4%
Pos./(Neg.) Impact of Currency (in % pts)	0	1	0	2

American Girl Brands	61.6	58.8	123.5	126.4
% Change	5%	20%	-2%	22%
Other	4.4	4.8	7.5	8.6

Gross Sales	$1,041.3	$964.7	$1,906.8	$1,814.9

% Change	8%	10%	5%	5%
Pos./(Neg.) Impact of Currency (in % pts)	0	2	-1	2

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,041.3	$964.7	$1,906.8	$1,814.9
Sales Adjustments	(83.6)	(77.9)	(155.8)	(145.0)

Net Sales	$957.7	$886.8	$1,751.0	$1,669.9

% Change	8%	10%	5%	5%
Pos./(Neg.) Impact of Currency (in % pts)	0	2	0	2

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,		At Dec. 31, 2005
(In millions)	2006	2005
	(Unaudited)
Assets
Cash and equivalents	$625.1	$361.9	$997.7
Accounts receivable, net	743.7	692.4	760.6
Inventories	538.5	579.9	376.9
Prepaid expenses and other current assets	266.7	246.5	277.3

Total current assets	2,174.0	1,880.7	2,412.5
Property, plant and equipment, net	535.9	550.5	547.1
Other noncurrent assets	1,473.9	1,480.4	1,412.7

Total Assets	$4,183.8	$3,911.6	$4,372.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$33.4	$31.3	$118.0
Current portion of long-term debt	100.0	218.6	100.0
Accounts payable and accrued liabilities	799.9	709.3	1,062.4
Income taxes payable	109.9	269.3	182.8

Total current liabilities	1,043.2	1,228.5	1,463.2
Long-term debt	795.0	370.0	525.0
Other noncurrent liabilities	291.8	242.1	282.4
Stockholders’ equity	2,053.8	2,071.0	2,101.7

Total Liabilities and Stockholders’ Equity	$4,183.8	$3,911.6	$4,372.3

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2006	2005
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	70	70

Inventories
Days of Supply (DOS)	53	56

Total Debt Outstanding	$928.4	$619.9
Total Debt-to-Total Capital Ratio	31.1%	23.0%

	Six Months Ended June 30,
(In millions)	2006 (a)	2005
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(358)	$(551)
Cash Flows (Used For) Investing Activities	(66)	(32)
Cash Flows From (Used For) Financing Activities and Other	51	(212)

(Decrease) in Cash and Equivalents	$(373)	$(795)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.